Exhibit 99.1 - Press Release

ESTEEM WIRELESS MODEMS

PRESS RELEASE

Electronic Systems Technology Announces Order from
Mississippi Highway Patrol

KENNEWICK, WASHINGTON --- September 16, 2005 --- Electronic Systems Technology, Inc. (EST) (OTCBB: ELST), a manufacturer of wireless communications hardware, today announced Mississippi Highway Patrol is expanding their ESTeem Wireless Mobile Data Computer (MDC) System.

In September 2003, the FCC approved the new high powered ESTeem Model 192CHP wireless modem that operates in the 450-470 MHz spectrum with 10 to 30 watts RF power output for the Public Safety and Industrial markets. In December 2003, Mississippi Highway Patrol deployed the ESTeem products in the Jackson, Mississippi area to provide wireless communications to 50 vehicles. This year, Mississippi Highway Patrol will be expanding their existing system by awarding EST a $210,000 order through EST’s Reseller ADSi, a Mississippi company that provides Public Safety software nationwide. The order is for 100 additional ESTeem wireless modems for vehicle applications that are expected to be installed in the next six months.

EST and ADSi have teamed to provide the Mississippi Highway Patrol with an affordable information solution. "This wireless system provides the State Trooper with access to local, state and national databases," states EST’s President Tom Kirchner, "together ESTeem and ADSi MDC Data software will make it easier for public safety agencies to purchase, install and implement a wireless mobile information system".

About Electronic Systems Technology, Inc.

Electronic Systems Technology Inc. began a commitment to the public safety communications market in 1998 when the Company perceived a technology gap for products offered to small and mid-sized municipalities for MDC applications. The Company believes the ESTeem MDC products offer a superior solution in the Public Safety MDC arena due to the ESTeem products cost effectiveness, data rate, technical features, and expandability.

Electronic Systems Technology, a publicly held Company since 1984, brings vast experience to the public safety communications market. The Company, first to develop the wireless modem and receive the United States and Canadian patents for the technology, has established the ESTeem products as a standard for both industrial control and federal applications with over 15,000 units worldwide. For more information visit our company web site at www.esteem.com

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from such forward-looking statements as a results of risks and uncertainties, including those described in EST’s 2004 Form 10-KSB and other reports filed with the Securities and Exchange Commission.

Contact EST Marketing for more details (market@esteem.com).

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM